Exhibit 10.1

SEVENTH AMENDED AND RESTATED FEE AGREEMENT
This Seventh Amended and Restated Fee Agreement (this “Agreement”), dated as of June 10, 2019 (the “Effective Date”), amends and restates that certain Sixth Amended and Restated Fee Agreement between Athene Asset Management LLC (“AAM”) and Athene Holding Ltd. (“AHL”), dated June 7, 2018 (the “Prior Agreement”).
WHEREAS, from time to time, AHL and certain current or future direct or indirect subsidiaries of AHL (each, other than any ACRA Entity (as defined below), a “Subsidiary”) or a Subsidiary’s reinsurance counterparty (each, other than any ACRA Entity, a “Reinsurance Counterparty”) have entered into, will enter into or desire to enter into investment management agreements with AAM pursuant to which Subsidiaries and Reinsurance Counterparties pay AAM management fees and agree to indemnify AAM in certain circumstances;
WHEREAS, from time to time, AAM and one or more investment manager(s), not affiliated with Apollo (as hereinafter defined), acting for a Reinsurance Counterparty (each, a “Reinsurance-Related Third Party Manager”) have entered into, will enter into or desire to enter into a sub-advisory arrangement with respect to an investment management agreement between such Reinsurance-Related Third Party Manager and a Reinsurance Counterparty pursuant to which AAM will act as a sub-advisor with respect to certain assets of such Reinsurance Counterparty;
WHEREAS, from time to time, AAM and sub-advisers (each, a “Sub-Adviser”) have entered into, will enter into or desire to enter into sub-advisory arrangements with respect to the foregoing investment management agreements and/or sub-advisory agreements pursuant to which AAM will pay such Sub-Advisers management fees, be liable for expenses of such Sub-Advisers and indemnify such Sub-Advisers in certain circumstances;
WHEREAS, from time to time, AAM, on the one hand, and the Subsidiaries and their Reinsurance Counterparties, on the other hand, have entered into, will enter into or desire to enter into shared service and cost reimbursement arrangements pursuant to which Subsidiaries and Reinsurance Counterparties reimburse AAM (or AAM reimburses AHL or its Subsidiaries or their Reinsurance Counterparties) for its expenses relating to such shared services and other costs incurred; and
WHEREAS, AHL and AAM desire to provide for consistent fees and shared service and cost reimbursement arrangements and a consistent standard of care/liability and indemnity on an enterprise-wide basis across AHL and the Subsidiaries and their Reinsurance Counterparties (but not including any Athora Entity), in each case on terms AAM and AHL have determined to be consistent with commercial standards.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.Definitions.
a.    “AAM” has the meaning set forth in the preamble.
b.    “AAM/AHL Investment Management Agreement” has the meaning set forth in Section 9.
c.    “Accounts” means all investment accounts of or relating to AHL and/or the Subsidiaries, whether or not managed by AAM, including, without limitation, surplus accounts and funds withheld accounts, investment accounts of any Reinsurance Counterparty in which AAM is acting as an advisor or sub-advisor or in a similar capacity, modified coinsurance accounts and reinsurance trusts supporting reinsurance agreements entered into by AHL and/or the Subsidiaries, provided, however, “Accounts” shall not include (i) investment accounts of any Athora Entity (or, for the avoidance of doubt, any ACRA Entity), (ii) any surplus account, funds withheld account, modified coinsurance account, reinsurance trust or other investment account of any Subsidiary or Reinsurance Counterparty, or any subaccount thereof, established for the purpose of maintaining assets supporting business ceded or retroceded to an Athora Entity (or, for the avoidance of doubt, any ACRA Entity), or (iii) investment accounts of AHL or a Subsidiary which is managed by Apollo Asset Management Europe LLP and/or Apollo Management International LLP.
d.    “ACRA” means Athene Co-Invest Reinsurance Affiliate 1A Ltd.
e.    “ACRA Accounts” means all investment accounts of or relating to any ACRA Entity, whether or not managed by AAM, including, without limitation, surplus accounts and funds withheld accounts, investment accounts of any reinsurance counterparty of ACRA or a subsidiary thereof in which AAM is acting as an advisor or sub-advisor or in a similar capacity, modified coinsurance accounts and reinsurance trusts supporting reinsurance agreements entered into by any ACRA Entity, provided, however, “ACRA Accounts” shall not include investment accounts of or relating to any ACRA Entity which are managed by Apollo Asset Management Europe LLP and/or Apollo Management International LLP.
f.    “ACRA Backbook Value” means $2,508,773,595.
g.    “ACRA Entity” means (i) ACRA or any direct or indirect subsidiary thereof, (ii) any alternative investment vehicle formed by ACRA for the purpose of entering into any transaction with AHL or any Subsidiary or (iii) any person that AAM and AHL hereafter jointly designate in writing as an “ACRA Entity”.
h.    “Agreement” has the meaning set forth in the preamble.
i.    “AHL” has the meaning set forth in the preamble.
j.    “AHL IM Fees” means, with respect to a month, the amount equal to:

(i)	the Base Management Fee with respect to such month; plus

(ii)
with respect to any asset in an Account as of the last day of such month (determined as of the end of such day) that is none of (A) a Third Party Sub-Advised Asset, (B) a Base Fee Only Asset, (C) an Excluded Asset and (D) a Special Asset, one-twelfth of the Asset Management Fee with respect to such asset as of the last day of such month; plus

(iii)
with respect to any Special Asset in an Account as of the last day of such month (determined as of the end of such day), any fee that has been mutually agreed upon by AHL and Apollo with respect to such Special Asset that is payable during such month; minus

(iv)	the aggregate amount payable to Apollo with respect to such month and the assets taken into account in determining the fee amounts described in clauses (i), (ii) and (iii) of this definition of “AHL IM Fees” by AHL, the Subsidiaries, the Reinsurance Counterparties and the Reinsurance-Related Third Party Managers pursuant to any one or more investment management, sub-advisory or other agreements or arrangements.
k.    “Apollo” means Apollo Global Management, LLC and its subsidiaries collectively, including AAM.
l.    “Applicable IMA” has the meaning set forth in Section 7.
m.    “Applicable SAA” has the meaning set forth in Section 7.
n.    “Asset Management Fee” has the meaning set forth on Schedule I.
o.    “Athora Entity” means any of Athora Holding Ltd. or its direct or indirect subsidiaries.
p.    “Athora Funding Agreement” means a Funding Agreement issued to an Athora Entity by a Subsidiary that is a client of AAM (each, an “AHL Sub Client”), provided, that the assets backing such Funding Agreement are all managed by, and subject to fees payable to, AAM hereunder and/or under the applicable investment management agreement between AAM and such AHL Sub Client.
q.    “AUSA” means Athene USA Corporation, a Subsidiary.
r.    “Backbook Value” means $103,443,295,887.
s.    “Base Fee Only Asset” means, without limiting Section 4(d), any asset classified as of the applicable date of determination in accordance with AAM’s (or a Sub-Advisor’s, if applicable) then existing policies as either (i) cash or a cash equivalent, (ii) a U.S. treasury security, (iii) an alternative asset or (iv) non-preferred equity.
t.    “Base Management Fee” means, with respect to any month, the amount equal to:

(i)
(A) if the Backbook Value is less than the aggregate market value of the assets in the Accounts, other than the Excluded Assets, as of the end of the last day of such month, one-twelfth of the sum of (1) 0.225% of (x) the Backbook Value minus (y) the ACRA Backbook Value and (2) 0.075% of the ACRA Backbook Value; or

(B) if the aggregate market value of the assets in the Accounts, other than the Excluded Assets, as of the end of the last day of such month is less than or equal to the Backbook Value, one-twelfth of the sum of (1) 0.225% of such aggregate market value of such assets in the Accounts and (2) 0.075% of one-third of the aggregate market value of the assets in the ACRA Accounts, other than the Excluded Assets, as of the last day of such month; provided, that in no event will the amount set forth in this clause (i)(B) exceed one-twelfth of the sum of clauses (1) and (2) of clause (i)(A) above; plus

(ii)	one-twelfth of 0.15% of the Incremental Value as of the last day of such month.
u.    “Book Yield” means, with respect to a Book Yield Capped Asset and as of the last day of any month, the gross book yield of such Book Yield Capped Asset determined as of such day pursuant to Section 4(b).
v.    “Book Yield Capped Asset” means any asset in an Account that is (or was) acquired on or after January 1, 2019.
w.    “Bye-laws” has the meaning set forth in Section 11(a).
x.    “Core Asset” has the meaning set forth on Schedule I.
y.    “Core Plus Asset” has the meaning set forth on Schedule I.
z.    “Core Ratio” means, with respect to each year ended December 31, beginning on December 31, 2019, the quotient of:

(i)	the average of the aggregate market value of the Core Assets and Core Plus Assets in the Accounts as of March 31, June 30, September 30 and December 31 of such year; and

(ii)	the average of the aggregate market value of the assets in the Accounts as of March 31, June 30, September 30 and December 31 of such year;
provided, however, no Excluded Asset or Base Fee Only Asset shall be included in determining any average in either clause (i) or (ii).
aa.    “Effective Date” has the meaning set forth in the preamble.
bb.    “Excluded Asset” means any asset that Apollo and AHL mutually agree from time to time constitutes an Excluded Asset.
cc.    “FA Rebate Amount” means, with respect to any Athora Funding Agreement, an amount, determined by AAM as of the end of each month with respect to such month, equal to the product of (a) the FA Value as of the end of such month and (b) one-twelfth of 0.10%.
dd.    “FA Value” means, as of any date of determination with respect to any Athora Funding Agreement, the outstanding deposit amount thereunder (provided, that to the extent that such Funding Agreement is issued in a currency other than U.S. Dollars, the outstanding deposit amount of such Funding Agreement shall be converted to U.S. Dollars by AAM using the mid-spot rate applicable to such currency exchanges reported by Bloomberg as the of the end of the last business day of the applicable month or reported by such other source as reasonably determined by AAM if Bloomberg is not available. For purposes of determining the applicable FA Rebate Amount, the FA Value of an Athora Funding Agreement will be increased (or decreased) by positive (or negative) Applicable Quarterly Net Investment Margin beginning on the first day of the first full fiscal quarter after such Athora Funding Agreement was issued and on the first day of each fiscal quarter thereafter. As used herein, the “Applicable Net Investment Margin” shall mean the investment margin on deferred annuities determined in accordance with GAAP and published by AHL in its then most recent annual report filed with the SEC (or such other audited source as may be agreed by the parties), and the “Applicable Quarterly Net Investment Margin” shall be the Applicable Net Investment Margin divided by 4. Notwithstanding the foregoing, when the outstanding deposit amount under any Athora Funding Agreement has been reduced to zero, the FA Rebate Amount with respect to such Athora Funding Agreement shall be zero and the FA Value of such Athora Funding Agreement shall be zero.
ee.    “Funding Agreement” means a financial contract issued by an insurance company and identified as a Guaranteed Interest Contract on the applicable insurance company’s financial statements, which contract generally provides for the accumulation of funds at guaranteed rates for a specified time period with repayment to the holder thereof in lump sum or installments. For the avoidance of doubt, “Funding Agreement” does not include annuity contracts or contracts that provide for payments to or by the applicable insurer based on the occurrence of a contingency, including without limitation, a mortality or morbidity contingency.
ff.    “Incremental Value” means, as of any date of determination, the greater of (i) the amount equal to (A) the sum of (x) the aggregate market value of the assets in the Accounts, other than any Excluded Asset, as of the end of the day of such date of determination and (y) the ACRA Backbook Value minus (B) the Backbook Value and (ii) zero.
gg.    “Other Service Agreement” means an agreement entered into between AAM and AHL or a Subsidiary pursuant to which AAM will allocate to AHL or such Subsidiary a portion of the Other Service Compensation paid or payable by AAM. For purposes of the definition of “Unpaid Other Service Compensation”, an Other Service Agreement means an agreement pursuant to which AAM would be compensated by AHL or the applicable Subsidiary for Other Service Compensation paid or payable by AAM in respect of the services provided by employees of AAM to Subsidiaries or paid or payable in respect of shared employees, as if such services were being performed under an agreement substantially similar to an Other Service Agreement entered into between AAM and any other Subsidiary.
hh.    “Other Service Compensation” means (A) employee and consulting compensation and related benefits and expenses, including payroll taxes, paid by AAM and (B) AAM’s expenses relating to agreements or arrangements with third parties for the provision of services, products and/or equipment to AAM and/or AHL and the Subsidiaries which will be shared with or passed through by AAM to AHL or the Subsidiaries, as the case may be. With respect to (A), such compensation, benefits, expenses and taxes shall be allocated by AAM to AHL or the applicable Subsidiary based on reasonable allocations of employees’ time performing services for such Subsidiary, with such allocations made by AAM at cost without markup. With respect to (B), expenses are allocated by AAM to AHL or the applicable Subsidiary based on reasonable estimates of usage by AHL and/or such Subsidiaries, with such allocations at cost without markup.
ii.    “Prior Agreement” has the meaning set forth in the preamble.
jj.    “Reinsurance Counterparty” has the meaning set forth in the recitals.
kk.    “Reinsurance-Related Third Party Manager” has the meaning set forth in the recitals.
ll.    “Special Asset” means an asset that Apollo and AHL mutually agree from time to time constitutes a Special Asset.
mm.    “Sub-Advisor” has the meaning set forth in the recitals.

nn.    “Subsidiaries” has the meaning set forth in the recitals.
oo.    “Third Party Sub-Advised Asset” means any asset in an Account that both (i) is the subject of an investment sub-advisory arrangement with a Sub-Advisor which is not Apollo and (ii) AHL and Apollo have mutually agreed from time to time to treat as a Third Party Sub-Advised Asset for purposes of this Agreement.
pp.    “Unpaid Other Service Compensation” means any amount or amounts (i) payable to AAM pursuant to any Other Service Agreement or (ii) which would have been payable to AAM if an Other Service Agreement had been entered into between AAM and the applicable Subsidiary, in each case, where such Subsidiary cannot pay or has not paid, for any reason, such amount or amounts on its own behalf.
2.Fees. AHL shall pay, in accordance with Section 6 of this Agreement, the AHL IM Fees each month; provided, that, following the Effective Date, (i) the parties shall recalculate the AHL IM Fees with respect to the period from January 1, 2019 to the Effective Date as if the amendment and restatement of the Prior Agreement by this Agreement occurred on January 1, 2019 and (ii) if the aggregate amount of such recalculated AHL IM Fees exceeds the aggregate amount of AHL IM Fees that AHL paid under the Prior Agreement with respect to such period, AHL shall pay the amount of such excess to AAM in accordance with Section 6 of this Agreement, and if the aggregate amount of AHL IM Fees that AHL paid under the Prior Agreement with respect to such period exceeds the aggregate amount of such recalculated AHL IM Fees, AAM shall pay the amount of such excess to AHL (which may be by means of rebate or discount) in accordance with Section 6 of this Agreement. For the avoidance of doubt, no AHL IM Fees or other compensation shall be payable by AHL or any Subsidiary with respect to investment accounts of (i) an Athora Entity or (ii) except as otherwise expressly set forth herein, an ACRA Entity.

3.	AHL IM Fee Rebates and Other Fee Adjustments.
a.    Subject to the terms and conditions below, AAM shall rebate or discount, without duplication, AHL IM Fees paid or payable by or on behalf of AHL to AAM as follows: for monthly invoicing periods ended after the date hereof and for each calendar month-end thereafter, an amount equal to the aggregate FA Rebate Amounts as of such calendar month-end.
b.    AHL shall provide (or cause to be provided) to AAM such information as may be reasonably requested by AAM to assist in the determination of the FA Rebate Amount, including, without limitation:
i.    Promptly upon execution of an Athora Funding Agreement, a report detailing the outstanding principal balance of such funding agreement, its date of issue and its maturity date (or payment dates if not a bullet payment);
ii.    If an Athora Funding Agreement is denominated in a currency other than U.S. Dollars, AHL shall provide written notice (which may be in the form of an electronic mail) to AAM promptly after the end of each calendar month of the mid-spot rate applicable to such currency exchanges reported by Bloomberg as of the end of the last business day of the applicable month;
iii.    Promptly after each anniversary of the effectiveness of an Athora Funding Agreement, AHL shall provide to AAM written notice of the Applicable Net Investment

Margin for the prior 12 months with respect to such AHL Sub-Client with reasonable detail of the calculation thereof; and
iv.    On a monthly basis, a report detailing the outstanding balance of each Athora Funding Agreement (with reasonable detail of its calculation thereof) as of the prior month end then subject to an FA Rebate Amount and the AHL client issuer thereof, the date of issue of any such funding agreement and such funding agreement’s maturity date (or its payment dates, if not a bullet payment).
For the avoidance of doubt, AAM shall not be required to provide any rebate unless and until the information required by AAM hereunder has been provided to AAM. To the extent that AAM or AHL, acting in good faith, disagrees with any of the information contained in any of the foregoing reports discussed in this clause (b) or in respect of the amounts of any rebate provided under this Section 3, the parties agree to negotiate a resolution to such disagreement in good faith.
c.    If the Core Ratio with respect to a year exceeds 60%, AAM shall rebate or discount an amount equal to the product of (i) 0.025% and (ii) the sum of the Incremental Value as of the end of each calendar quarter of such year divided by 4. If the Core Ratio with respect to a year is less than 50%, AHL shall pay to AAM an amount equal to the product of (i) 0.025% and (ii) the sum of the Incremental Value as of the end of each calendar quarter of such year divided by 4.
4.Valuation.
a.    Unless the parties otherwise agree in writing, AHL (or one of its subsidiaries) (and not AAM) shall be responsible for determining, in good faith, the value of the assets in the Accounts and, if applicable, the ACRA Accounts in accordance with AHL’s valuation policies and procedures (from time to time in effect). AHL agrees to (i) provide valuations on the Accounts and, if applicable, the ACRA Accounts no less often than on a monthly basis and (ii) determine the Core Ratio with respect to each year as promptly as practicable after the end of such year, but no later than the last day of February of the following year.
b.    Unless the parties otherwise agree in writing, AHL (or one of its subsidiaries) (and not AAM) shall determine the gross book yield of each Book Yield Capped Asset as of the last day of each month in good faith in accordance with AHL’s valuation policies and procedures (from time to time in effect).
c.    AHL’s valuation policies and procedures shall be reasonably acceptable to AAM.
d.    The parties further agree to negotiate in good faith as to any disputes regarding valuation of the assets in the Accounts and, if applicable, the ACRA Accounts or any methodologies used by AHL to value the assets for purposes of determining fees accruing hereunder or in connection with any Account or, if applicable, any ACRA Account, including with respect to (i) any determination of the gross book yield of a Book Yield Capped Asset pursuant to Section 4(b), (ii) any determination of whether an amount is payable (including by rebate or discount) pursuant to Section 3(c) and (iii) any determination of whether or not an asset constitutes a Base Fee Only Asset, a Special Asset, a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset (which negotiation with respect to this clause (iii) shall take into account the yield, duration and risk profile of such asset). Additionally, in the event that an asset in an Account or, if applicable, an ACRA Account is classified as of an applicable date of determination in accordance with AAM’s (or a Sub-

Advisor’s, if applicable) then existing policies within a category that was not contemplated by this Agreement as of the Effective Date, AHL and AAM shall negotiate in good faith to determine whether such asset should constitute a Base Fee Only Asset, a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset.
5.Sub-Adviser Fees; Unpaid Other Service Compensation. In addition to the other payment obligations contained herein: (a) to the extent that AAM has paid or is obligated to pay fees or expenses to any Sub-Adviser in respect of any Account, AHL shall pay on behalf of AAM, or reimburse AAM for, such Sub-Adviser fees and expenses (for the avoidance of doubt, without duplication for any sub-advisory management fees and expenses which have already been paid by or on behalf of any such Account); and (b) AHL shall pay to AAM any Unpaid Other Service Compensation. Notwithstanding the foregoing, and for the avoidance of doubt, clause (a) of the immediately preceding sentence shall only obligate AHL to pay, or reimburse AAM for, a Sub-Adviser fee that is paid or payable by AAM to another Apollo entity to the extent such Sub-Adviser fee either (i) is (or has been, if applicable) approved by the AHL Conflicts Committee or (ii) does not require approval by the AHL Conflicts Committee under the AHL Conflicts Committee procedures in effect on the date on which such Sub-Adviser fee is implemented.
6.Payments. Any amount payable by a party hereto (the “Paying Party”) hereunder (including payments made under Section 5) will be paid to the other party within 10 business days following receipt by the Paying Party of an invoice for such amount, detailing the calculation of such amount. AHL shall have the option, at its sole discretion, to cause to be paid by AUSA, on behalf of AHL, any payments or reimbursements due by AHL hereunder.
7.Indemnification.
a.    The parties agree that the provisions set forth in Section 7(b) (the “Standard Indemnity”) constitute the commercial standard of care and indemnification provisions that are intended to govern the relationship between AAM and the applicable owner of each Account. The parties also recognize that, for various reasons, the applicable investment management agreement (the “Applicable IMA”) between AAM and the owner of any given Account or the applicable sub-advisory agreement (the “Applicable SAA”) between AAM and the applicable Reinsurance-Related Third Party Manager may not contain a standard of care and/or indemnification provision or may contain a standard of care and/or indemnification provision that deviates from the Standard Indemnity. In the event that AAM is liable to any Reinsurance-Related Third Party Manager or to the owner of any Account for any Loss, or fails to receive indemnification from such Reinsurance-Related Third Party Manager or from the owner of such Account for any Loss, in each case, in a manner where AAM would not have been liable for such Loss or would have received indemnification for such Loss if the Applicable IMA or the Applicable SAA included the Standard Indemnity, it is the intent of the parties that AHL will indemnify and hold harmless AAM for such Loss.
b.    To the fullest extent permitted by applicable law, and notwithstanding any provision in any Applicable IMA or Applicable SAA to the contrary, AHL shall hold harmless and indemnify AAM, its officers, directors, principals, employees, agents or nominees (each, an “Investment Manager Party”) from and against any and all losses (including, without limitation, (i) any payments made by an Investment Manager Party to the owner of an Account or to a Reinsurance-Related Third Party Manager and (ii) any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages paid by an Investment Manager Party, even if such damages are paid to the owner of an Account or to a Reinsurance-Related Third Party Manager and even if such Investment Manager Party is advised of the possibility or likelihood of the same), damages, claims, costs, actions, liabilities, suits, proceedings, settlements, Account expenses or other expenses including, without limitation, any liabilities imposed or sought to be imposed on or claims asserted against such Investment Manager Party (including, in each case, reasonable attorney’s fees and disbursements) (each a “Loss”), which an Investment Manager Party may incur or suffer arising out of or in connection with the performance of its obligations under this Agreement, the Applicable IMA or the Applicable SAA; provided, however, that this indemnity shall not apply to any Loss to the extent caused by AAM’s gross negligence, willful misconduct, fraud, or, at any time that any assets of any Account constitute “plan assets” subject to ERISA, breach of fiduciary duty under ERISA, in respect of its obligations and duties under this Agreement, the Applicable IMA or the Applicable SAA with respect to any Account (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment); provided, further, that any amounts payable to an Investment Manager Party under this Section 7 shall be offset by any amounts actually paid to such Investment Manager Party with respect to such Loss by the owner of the applicable Account or the applicable Reinsurance-Related Third Party Manager to the extent that such payment would be duplicative of payments made hereunder. The foregoing indemnity is in addition to, and shall not constitute a waiver or limitation of any rights which an Investment Manager Party may have under, applicable law or any other agreement. For purposes of this Section 7(b), references to AAM include each Sub-Adviser that is an affiliate of AAM.
c.    The parties understand that certain United States federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that any party may have under those laws.
8.Governing Law. To the extent consistent with any mandatorily applicable federal law, this Agreement shall be governed by the laws of the State of New York without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law.
9.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided, that unpaid accrued payment obligations arising under any prior version of this Agreement shall not be affected by this Agreement. As of the date hereof, there are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein or as set forth in (i) that certain Investment Management Agreement, dated as of October 31, 2012, by and between AAM and AHL (as amended, supplemented or otherwise modified from time to time, the “AAM/AHL Investment Management Agreement”) and (ii) that certain Applicable 2016 Liability Fee Discount, dated as of September 30, 2016, by and between AHL and AAM.
10.Counterparts; Amendment; Interpretation. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein. This Agreement applies to all Accounts, Applicable IMAs, Applicable SAAs, ACRA Accounts (as applicable) and other applicable agreements, whether in place as of the date hereof or entered into on or after the date hereof.
11.Termination.

a.    This Agreement shall remain in effect unless and until terminated in accordance with the immediately following sentence. This Agreement shall automatically terminate, without any further action on the part of any of the parties hereto or any other person, if all (but not less than all) investment management agreements, investment advisory agreements and sub-advisory agreements between Apollo Global Management, LLC and/or any of its subsidiaries (including AAM), on the one hand, and AHL, any of the Subsidiaries, Reinsurance Counterparties and/or Reinsurance-Related Third Party Managers, on the other hand, have been terminated in accordance with (x) their respective terms and (y) AHL’s bye-laws as in effect from time to time (the “Bye-laws”) (to the extent the Bye-laws are applicable to such a termination) and none of such agreements have been replaced by any similar investment management agreement or investment advisory agreement for the benefit of AHL or any of the Subsidiaries; provided, that, (i) any payments or obligations due hereunder, including, but not limited to, the payments or obligations as described in Sections 2, 3, 5, 6 and 7 herein, that accrued, or are otherwise payable or rebatable, with respect to any day prior to the date of such termination of this Agreement (with applicable amounts calculated ratably based on the actual number of days in the calendar quarter that preceded such termination of this Agreement) shall be payable by AHL, or rebatable to AHL, as applicable, within 10 business days (or, if such amount is not determinable within such period, then within 3 business days after such amount is determined) of such termination of this Agreement, (ii) in no event shall any payments or obligations due hereunder, including, but not limited to, the payments or obligations as described in Sections 2, 3, 5, 6 and 7 herein, accrue, or otherwise be payable or rebatable, with respect to any day or period beginning on or after the date of such termination of this Agreement and (iii) Sections 4 (for so long as AAM manages any Account of a Reinsurance Counterparty of AHL or any Subsidiary or acts as a sub-advisor to any Reinsurance-Related Third Party Manager), 7 through 10, and this Section 11 (including the defined terms relating thereto), shall survive such termination of this Agreement. For purposes of clarification, unless this Agreement is terminated in accordance with the immediately preceding sentence, this Agreement shall continue to apply with respect to an Account (and all of the other Accounts) even if the AAM/AHL Investment Management Agreement relating to such Account is terminated pursuant to its terms or otherwise.
b.    If this Agreement terminates pursuant to Section 11(a) prior to all investment management agreements, investment advisory agreements and sub-advisory agreements between Apollo Global Management, LLC and/or any of its subsidiaries (including AAM), on the one hand, and ACRA Entities, on the other hand, having been terminated in accordance with their respective terms, then AAM and AHL shall use their good faith efforts to enter into a replacement fee agreement that addresses the portions of this Agreement that relate to ACRA Entities and the ACRA Accounts.
12.Arbitration. Any arbitration referenced in Bye-law 88.2 of the Bye-laws shall be settled by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. Without giving effect to Section 8, any such arbitration and this Section 12 shall be governed by Title 9 of the U.S. Code (Arbitration).
*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.
ATHENE ASSET MANAGEMENT LLC
By: ____________________________________
Name:
    Title:

ATHENE HOLDING LTD.
By:     ____________________________________
Name:
Title:

SCHEDULE I
ASSET MANAGEMENT FEES
The “Asset Management Fee” means, with respect to any asset in an Account as of any date of determination:

(i)	if such asset constitutes a Core Asset as of such date of determination, 0.065% of the market value of such asset as of such date of determination;

(ii)	if such asset constitutes a Core Plus Asset as of such date of determination, 0.13% of the market value of such asset as of such date of determination;

(iii)	if such asset constitutes a Yield Asset as of such date of determination, 0.375% of the market value of such asset as of such date of determination; and

(iv)	if such asset constitutes a High Alpha Asset as of such date of determination, 0.70% of the market value of such asset as of such date of determination;
provided, however, if such asset constitutes a Book Yield Capped Asset, the Asset Management Fee with respect to such asset as of any date of determination shall not exceed 10% of such asset’s Book Yield as of such date. For purposes of this definition, the determination of whether an asset constitutes a Core Asset, Core Plus Asset, Yield Asset or High Alpha Asset, and the determination of the market value of an asset, shall be made as of the end of the day of the applicable date of determination.
A “Core Asset” means, without limiting Section 4(d), any asset classified as of the applicable date of determination in accordance with AAM’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as an investment grade corporate (public), (ii) as a municipal security, (iii) as an agency residential or commercial mortgage-backed security, (iv) as an obligation of any governmental agency or government sponsored entity that is not expressly backed by the U.S. government or (v) with respect to which Apollo and AHL have mutually agreed following the Effective Date to constitute as a core asset category or a core asset.
A “Core Plus Asset” means, without limiting Section 4(d), any asset classified as of the applicable date of determination in accordance with AAM’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as an investment grade corporate (private), (ii) as a fixed rate first lien commercial mortgage loan (CML), (iii) as an obligation issued or assumed by a financial institution (such an institution, a “Financial Issuer”) and determined by AAM to be “Tier 2 Capital” under the Basel III recommendations developed by the Basel Committee on Banking Supervision (or any successor to such recommendations) or (iv) with respect to which Apollo and AHL have mutually agreed following the Effective Date to constitute as a core plus asset category or a core plus asset.
A “High Alpha Asset” means, without limiting Section 4(d), any asset classified as of the applicable date of determination in accordance with AAM’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as a subordinated commercial mortgage loan, (ii) as a sub-investment grade collateralized loan obligation, (iii) as unrated preferred equity, (iv) as a debt obligation originated by MidCap, (v) as a commercial mortgage loan for redevelopment or construction or secured by non-traditional real estate, (vi) as sub-investment grade infrastructure debt, (vii) as a loan originated directly by Apollo (other than MidCap) and made to a borrower by an Apollo client that was made either directly, sourced privately from a financial sponsor, by debtors seeking a direct loan or financed bilaterally, (viii) as an agency mortgage derivative or (ix) with respect to which Apollo and AHL have mutually agreed following the Effective Date to constitute as a high alpha asset category or a high alpha asset.

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A “Yield Asset” means, without limiting Section 4(d), any asset classified as of the applicable date of determination in accordance with AAM’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as a non-agency residential mortgage-backed security, (ii) as an investment grade collateralized loan obligation, (iii) as an asset-backed security (both insurance-linked securities and non-insurance-linked securities) that is not a residential mortgage-backed security, a commercial mortgage-backed security or a collateralized loan obligation, (iv) as a commercial mortgage-backed security, (v) as an emerging market investment, (vi) as a sub-investment grade corporate (private and public), (vii) as a subordinated debt obligation, hybrid security or surplus note issued or assumed by a Financial Issuer, (viii) as rated preferred equity, (ix) as a residential mortgage loan (RML), (x) as a bank loan, (xi) as investment grade infrastructure debt, (xii) as a floating rate commercial mortgage loan on slightly transitional or stabilized traditional real estate or (xiii) with respect to which Apollo and AHL have mutually agreed following the Effective Date to constitute as a yield asset category or a yield asset.
An asset shall constitute only one of a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset as of any date of determination. If an asset can be described as two or more of a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset, such asset shall be deemed to fall solely within the category most specific to such asset.

Schedule I - Page 2